                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------
Check the appropriate box:
[ ]      Preliminary Proxy Statement

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ]      Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

                                 ALKERMES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)      Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)      Proposed maximum aggregate value of transaction:

         5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

         2)      Form, Schedule or Registration Statement No.:

         3)      Filing Party:

         4)      Date Filed:


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                                 ALKERMES, INC.

                         CAMBRIDGE, MASSACHUSETTS 02139

                              --------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 28, 2000

                              --------------------


TO THE SHAREHOLDERS:

                  A special meeting of shareholders of Alkermes, Inc. (the "Company") will be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, on Friday, April 28, 2000, at 10:00 A.M. for the following purposes:

                  1. To consider and take action on a proposal to adopt an amendment to the Company's Second Amended and Restated Articles of Incorporation, as amended, to effect a two-for-one split of the Company's Common Stock, par value $.01 per share ("Common Stock") and increase the total number of authorized shares of the Company from 85,000,000 to 165,000,000, including an increase in the number of authorized shares of the Company's Common Stock from 80,000,000 to 160,000,000.

                  2. To transact such other business as may properly come before the meeting.

                  The Board of Directors has fixed March 10, 2000 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on March 10, 2000 will be entitled to notice of and to vote at the meeting.

                  Please complete, date and sign the enclosed proxy and return it promptly in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. If you attend the meeting, you may vote in person.


                                                           Morris Cheston, Jr.
                                                           Secretary

March 22, 2000

                                 ALKERMES, INC.

                                PROXY STATEMENT

                                  INTRODUCTION



         The accompanying proxy is solicited by the Board of Directors of Alkermes, Inc., a Pennsylvania corporation ("Alkermes" or the "Company"), in connection with a special meeting of its shareholders to be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., on April 28, 2000 (the "Meeting"). Copies of this Proxy Statement and the accompanying proxy are being mailed on or after March 24, 2000 to the holders of record of Common Stock on March 10, 2000 (the "Record Date"). The proxy may be revoked by a shareholder at any time prior to its use by giving notice of such revocation to the Secretary of the Company, by appearing at the Meeting and voting in person or by returning a later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone.


         Unless specific instructions are given to the contrary, the persons named in the accompanying proxy will vote FOR the proposed amendment to effect the stock split and increase the number of authorized shares of capital stock and Common Stock. With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See "Other Business."

         Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Meeting.

         The Company had 26,670,144 shares of Common Stock outstanding on the Record Date. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter.


           PROPOSED AMENDMENT TO ALKERMES' ARTICLES OF INCORPORATION
                     TO EFFECT A TWO-FOR-ONE STOCK SPLIT OF
                    AND INCREASE THE AUTHORIZED COMMON STOCK


         At the Meeting, Alkermes' shareholders will be asked to adopt an amendment to Article Fourth of Alkermes' Second Amended and Restated Articles of Incorporation, as amended, to effect a two-for-one split of its Common Stock (the "Stock Split") and to increase the total number of shares which Alkermes shall have authority to issue from 85,000,000 to 165,000,000, including an increase in the number of shares of Common Stock which Alkermes shall have the authority to issue from 80,000,000 to 160,000,000 (the "Increase", and together with the Stock Split, the "Amendment").

         The Board of Directors believes that adoption of the proposed Amendment is in the best interest of the Company and its shareholders. Adoption of the proposed Amendment requires the affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote thereon. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the vote on this proposal.

         The Board of Directors recommends that you vote FOR the adoption of the proposed Amendment to the Articles.

         On February 25, 2000, the Alkermes Board of Directors approved, and proposed that the shareholders adopt, an amendment to the first paragraph of Article Fourth of Alkermes' Second Amended and Restated Articles of Incorporation, as amended, so that the same shall read in full as follows:

                  "FOURTH:    The aggregate number of shares which the
         Corporation has authority to issue is 165,000,000 shares par value $.01 per share of which 160,000,000 shares are designated as Common Stock (hereinafter referred to as "Common Stock"). Each share of Common Stock which is issued and outstanding when this provision becomes effective, including each share owned by the Corporation, if any, shall be reclassified as two fully paid and non-assessable shares of Common Stock, par value $.01 per share, which shall be included in the 160,000,000 shares of Common Stock herein authorized."

PURPOSE AND EFFECT OF TWO-FOR-ONE STOCK SPLIT


         The Board of Directors believes that the Stock Split would broaden the market for the Company's Common Stock resulting in more widespread ownership and greater interest in the Company, particularly by individuals. The Board of Directors believes that these results would be of benefit both to the Company and the shareholders. The closing price of the Common Stock on The Nasdaq National Market on March 21, 2000 was $95.50.


         If the proposed Amendment is adopted, the Stock Split is expected to become effective at the close of business on April 28, 2000 and each shareholder of record at that time would be the record owner of, and entitled to receive, a certificate or certificates representing one additional share of Common Stock for each share of Common Stock then owned of record by such shareholder. It is anticipated that certificates representing the additional shares to which the common shareholders will be entitled as a result of the Stock Split will be mailed to shareholders on or about May 12, 2000. The Company will apply for listing on The Nasdaq National Market the additional shares of Common Stock to be issued in the event the Stock Split is approved. In addition, appropriate adjustments will be made to the Company's stock option and stock award plans and to the number of shares to be issued upon conversion of outstanding preferred stock and corporate notes.

                  CERTIFICATES REPRESENTING SHARES OF COMMON STOCK SHOULD BE RETAINED BY EACH SHAREHOLDER AND SHOULD NOT BE RETURNED TO THE COMPANY OR TO ITS TRANSFER AGENT. IT WILL NOT BE NECESSARY TO SUBMIT OUTSTANDING CERTIFICATES FOR EXCHANGE.

         The Company is of the opinion that the proposed Stock Split would result in no gain or loss or realization of taxable income to owners of Common Stock under existing United States federal income tax laws. The basis for tax purposes of each new share and each retained share of Common Stock would be

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

equal to one-half of the basis for tax purposes of the corresponding share immediately preceding the Stock Split. In addition, the holding period for the additional shares issued pursuant to the Stock Split would be deemed to be the same as the holding period for the original share of Common Stock. Shareholders are urged to consult their tax advisors concerning the consequences of the proposed Stock Split under any foreign, state and local tax laws that may apply to their particular situations, which may be materially different from the United States federal income tax consequences described above.

         If shareholders dispose of their shares after the Stock Split, they may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares. Shareholders may wish to consult their brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares. The proposed Amendment will not affect the par value of the Common Stock, the shareholders' interest in the Company or their existing rights. The Common Stock account of the Company will be increased to an amount equal to $.01 multiplied by the number of issued shares of Common Stock immediately after the effectiveness of the Stock Split, and the additional paid-in capital account of the Company will be decreased by the amount of such increase.

PURPOSE AND EFFECT OF THE INCREASE

         The Company is currently authorized to issue 80,000,000 shares of Common Stock, of which 26,670,144 shares were issued and outstanding as of March 10, 2000. As of March 10, 2000, an aggregate of 12,477,609 shares of Common Stock were reserved for issuance. This includes 1,845,018 shares of Common Stock reserved for issuance upon conversion of the outstanding 3 3/4% Convertible Subordinated Notes due 2007; 3,880,252 shares of Common Stock reserved for issuance upon conversion of the outstanding shares of $3.25 Convertible Exchangeable Preferred Stock or the debentures issued in exchange therefor; 5,824,770 shares of Common Stock issuable upon exercise or vesting of outstanding stock options and stock awards and available for future grant or award under various stock option and stock award plans; 149,791 shares of Common Stock reserved for issuance upon exercise of outstanding 1994 and 1995 Class A Warrants; and 777,778 shares of Common Stock reserved for issuance upon conversion or redemption of the 1999 Redeemable Convertible Exchangeable Preferred Stock or upon conversion of the Non-Voting Common Stock. Consequently, as of March 10, 2000, 40,852,247 authorized shares of Common Stock were unissued and not reserved for future issuance, of which approximately 39,147,753 shares will be issued or reserved for issuance on April 28, 2000 if the Stock Split is approved.

         The Company is also authorized to issue 5,000,000 shares of capital stock, which the Board of Directors has the power to issue in one or more classes or series within each class and to fix the number of shares of each class or series and all designations, preferences, limitations and special rights, if any, of the shares in each series. The proposed Amendment does not increase or otherwise affect these shares. Of these shares, the Board has designated 450,000 shares as Non-Voting Common Stock, $.01 par value per share, none of which is issued or outstanding, 696,500 shares as preferred stock, $.01 par value per share, issuable in series, none of which is issued or outstanding, 3,500 shares as 1999 Redeemable Convertible Exchangeable Preferred Stock, $.01 par value per share, all of which are issued and outstanding, and 2,299,000 shares as $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share, all of which are issued and outstanding.

         The Company believes that in order to take advantage of opportunities described below, it needs to maintain a sufficient amount of authorized, but unissued and unreserved Common Stock. The proposed Increase will keep the Company in a similar position with respect to such authorized but unissued and unreserved Common Stock as it was immediately prior to the Stock Split. As of the Record Date, the same percentage of the authorized shares of Common Stock would be unissued and unreserved both immediately before and after the effectiveness of the proposed Amendment. The Stock Split is expected to be advantageous because it will broaden the market for the stock resulting in more widespread ownership and greater interest in the Company, particularly by individuals, thus benefitting both the Company and the shareholders. Therefore, the Alkermes Board of Directors believes that the adoption of the proposed Increase is advantageous to Alkermes and its shareholders. The additional authorized Common Stock, after completion of the Stock Split, could be issued from time to time to such persons and for such consideration as the Board may determine for corporate purposes which the Board may deem desirable including, without limitation, financings, acquisitions, stock options, warrants, employee benefit plans, stock splits, stock dividends or other distributions. The Board of Directors believes that having authority to issue additional shares of Common Stock, without (except as required by law, regulation or any exchange on which Alkermes' securities may then be listed) obtaining specific shareholder approval will avoid the possible delay of calling and holding a special meeting of shareholders to increase the Company's authorized capital at the time a transaction may be proposed, so as to enhance the Company's ability to take prompt advantage of market conditions and to respond promptly to any future acquisition opportunities. The Company has no present plan, understanding or arrangement to issue any of the additional shares of Common Stock that will be authorized if the proposed Increase is adopted, other than as a result of the Stock Split.

         The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of existing holders of Common Stock. However, if the proposed Increase is approved, the Board of Directors will not be required to obtain further shareholder approval prior to the issuance of any such additional shares, except as may be required by law, regulation or any exchange on which Alkermes' securities may then be listed. For example, because the Common Stock is listed on the Nasdaq National Market, shareholder approval is required before the Company could issue an amount of shares equal to 20% or more of the number of outstanding shares of Common Stock in certain transactions, including acquisitions. The shareholders do not have preemptive rights to purchase additional shares of Common Stock and any issuance of Common Stock on other than a pro rata basis may dilute the present equity ownership of current shareholders.

         Although the Board of Directors has no present intention of doing so, the authorized but unissued Common Stock could be issued in one or more transactions which would make more difficult or costly, and less likely, a takeover of the Company or the removal of the Board or management. The issuance of additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. The proposed Increase is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor is the Board of Directors currently proposing to shareholders any anti-takeover measures. In addition, there are a number of provisions which could have an anti-takeover effect which currently apply to the Company, including (a) the Board of Directors' ability to issue capital stock in one or more series with such preferences and rights as the Board determines, (b) certain bylaws provisions such as the requirement that nominees for election as directors of the Company shall be submitted in writing to the Company not less than ninety days prior to the date of the prior year's proxy statement, and (c) certain provisions of the Pennsylvania Business Corporation Law of 1988, as amended.


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


                     MANAGEMENT AND PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the ownership of Common Stock as of March 10, 2000 by (i) each person who is known by the Company to be the owner of 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the CEO and each of the Company's four most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the last completed fiscal year, and (iv) all the directors and executive officers of the Company as a group.


                                                                         Number of
                                                                           Shares
                                                                        Beneficially         Percentage
                                                                            Owned        Beneficially Owned(1)
                                                                        ------------     ---------------------


Floyd E. Bloom(2)......................................................     133,500                *
Robert A. Breyer(3)....................................................     204,850                *
John K. Clarke(4)......................................................      34,468                *
Richard F. Pops(5).....................................................     322,591             1.20%
Alexander Rich(6)......................................................     191,700                *
Paul Schimmel(6).......................................................     263,800                *
Michael A. Wall(6).....................................................     462,350             1.73
Raymond T. Bartus(7)...................................................     116,000                *
Michael J. Fox(8)......................................................           0                0
James M. Frates(9).....................................................      27,250                *
Michael J. Landine(10).................................................      98,150                *
All directors and executive officers as a group (11 persons)(11).......   1,854,659             6.76


----------

*   Represents less than 1% of the outstanding shares of the Common Stock.

(1) As of March 10, 2000, there were 26,670,144 shares of the Common Stock outstanding.

(2) Includes 123,500 shares of Common Stock held by The Corey Bloom Family Trust of which Dr. Bloom is a Trustee. Also includes 10,000 shares of Common Stock subject to options which are exercisable.

(3) Includes 178,750 shares of Common Stock subject to options which are exercisable or will become exercisable within 60 days of March 10, 2000.

(4) Includes 20,000 shares of Common Stock subject to options which are exercisable.

(5) Includes 310,000 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of March 10, 2000.

(6) Includes 10,000 shares of Common Stock subject to options which are exercisable.


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

(7) Includes 110,000 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of March 10, 2000.

(8) All of Dr. Fox's options were canceled unexercised upon his resignation in April 1999.

(9) Consists of 27,250 shares of Common Stock subject to options which will become exercisable within 60 days of March 10, 2000.

(10) Includes 97,750 shares of Common Stock subject to options which are or will become exercisable within 60 days of March 10, 2000.

(11) Includes 783,750 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of March 10, 2000. Also includes 123,500 shares of Common Stock held in trust.



                                 OTHER BUSINESS

         The Board of Directors does not intend to present to the Meeting any business other than adoption of the Amendment to the Articles of Incorporation to increase the authorized shares of Common Stock and effect the Stock Split. If any other matter is presented to the Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.


                       DEADLINE FOR SHAREHOLDERS PROPOSALS

         The Company must have received any proposal which a shareholder wishes to submit at the 2000 annual meeting of shareholders before March 10, 2000 if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting. If any shareholder wishes to present a proposal to the 2000 annual meeting of shareholders that is not included in the Company's proxy statement for that meeting and fails to submit such proposal to the Secretary of the Company on or before May 24, 2000, then the persons named in the proxy will be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the Company's proxy statement. In addition, in accordance with the Company's bylaws, any nominee for election as a director of the Company at the 2000 annual meeting of shareholders must be submitted in writing to the Company on or before April 9, 2000, which is ninety (90) days prior to the date of the proxy statement with regard to the 1999 annual meeting.

                                       By Order of the Board of Directors

                                       Morris Cheston, Jr.
                                       Secretary


March 22, 2000


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
                                     PROXY

                                 ALKERMES, INC.

                            CAMBRIDGE, MASSACHUSETTS

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
         FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 28, 2000

         The undersigned shareholder of Alkermes, Inc. hereby appoints James M. Frates and Charles Carelli, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the special meeting of shareholders of the Company to be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., April 28, 2000, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

         IT IS AGREED THAT UNLESS OTHERWISE MARKED ON THE OTHER SIDE, SAID ATTORNEYS AND PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE PROPOSAL LISTED ON THE OTHER SIDE HEREOF.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

---------------                                                 ---------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
      SIDE                                                           SIDE
---------------                                                 ---------------

[X] Please mark
    votes as in
    this example.


1.  To consider and take action on a proposal
    to adopt an amendment to the Company's
    Second Amended and Restated Articles of             FOR    AGAINST   ABSTAIN
    Incorporation, as amended, to effect a two-
    for-one split of the Company's Common Stock,        [ ]      [ ]       [ ]
    par value $.01 per share ("Common Stock") and increase the total number of authorized shares of the Company from 85,000,000 to 165,000,000, including an increase in the number of
    authorized shares of Common Stock from
    80,000,000 to 160,000,000.


2.  To transact such other business as may properly come before the meeting.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]


Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such.
If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature:                Date:         Signature:                  Date:
          --------------       -------            ---------------        -------